CREDIT AND SECURITY AGREEMENT
     This Credit and Security Agreement (the “Agreement”) dated as of this 11th day of August, 2005, is by and between SUN HYDRAULICS CORPORATION, a Florida corporation, (the “Borrower”) and FIFTH THIRD BANK, a Michigan banking corporation (the “Bank”).
     The Borrower and the Bank agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):
     “Account” or “Accounts” means a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a State, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State. The term includes health-care-insurance receivables.
     “Advance” or “Advances” means advances made to Borrower by the Bank under the Revolving Line of Credit Facility.
     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For purposes of this definition, “control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.
     “Agreement” means this Credit Agreement, as amended, supplemented, or modified from time to time.
     “Applicable Margin” means the percentage added to the LIBOR Rate at which interest shall accrue on the Loan and, when the Base Rate applies to the Loan, the percentage added to the Base Rate, determined as follows:
(1)	Commencing on the Closing Date and continuing to the first anniversary of the Closing Date:

LIBOR	Base Rate	Facility
Margin	Margin	Fee
1.50%	0.00%	0.000%
(2)	Commencing on the first anniversary of the Closing Date and continuing through the Maturity Date, the Applicable Margin shall be adjusted in accordance with the following Performance Pricing Matrix:

Leverage Ratio	LIBOR	Base Rate	Facility
Funded Debt/EBITDA	Margin	Margin	Fee
<2.25:1.0	1.50%	0.00%	0.000%
>=2.25:1.0	2.00%	0.00%	0.150%
The Applicable Margin shall be based on changes in the Funded Debt to EBITDA Ratio as set forth above calculated quarterly based upon a rolling four quarter calculation of EBITDA, and shall be determined based on the computations set forth in the Compliance Certificate furnished to the Bank pursuant to Section 6.08 and shall be effective commencing on the date following the date such Certificate is received (or if earlier, the date such Certificate was required to be delivered), and in each case, until the date following the date on which a new Certificate is delivered or is required to be delivered, whichever shall first occur, provided however, that if the Borrower shall fail to deliver any such Certificate within the time period required by Section 6.08, or if the Bank in the exercise of reasonable business judgment determines that the calculations contained in such Certificate are inaccurate or incomplete and such inaccuracy or incompleteness is not cured by Borrower to the Bank’s reasonable satisfaction within 15 days after receipt by Borrower of a written notice of such inaccuracy or incompleteness from the Bank, then the Applicable Margin shall be at the highest level until an appropriate, accurate and complete Certificate is delivered to the Bank showing that a different level is applicable.
     “Applicable Rate” means the interest rate selected by Borrower to apply to Advances under the Revolving Line of Credit Facility and which may be either the Base Rate plus the Applicable Margin or the LIBOR Rate plus the Applicable Margin.
     “Assets” means, at any time, all assets that should, in accordance with GAAP consistently applied, be classified as assets on a balance sheet of the Borrower.
     “Bank Affiliate” means any entity directly or indirectly controlling, controlled by, or under common control with the Bank. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that entity, whether through the ownership of voting securities, by contract, or otherwise.
     “Base Rate” means the lending rate as announced by the Bank from time to time, as its base rate which may change as often as daily, provided however, that at no time shall the rate of interest exceed the highest rate allowed by law. In the event that Bank does not, for any reason, announce a Base Rate or discontinues the use of the term “Base Rate” as a benchmark for interest rate on its loans, the Base Rate shall be the rate quoted as the “prime rate” as reported in the “Money Rates” section of the Wall Street Journal (or the arithmetic average of the rates so quoted, if more than one rate is quoted) or, in the event of discontinuance of such publication or such section thereof, the Base Rate shall mean the monthly average prime rate as reported and published in the Federal Reserve Bulletin published monthly by the Board of Governors of the Federal Reserve System under the table styled “Prime Rate Charged by Banks on Short Term Business Loans”. In the event of the discontinuance of both such publications or such section or table thereof, the Base Rate shall mean the prime rate as from time to time announced or published by Citibank, N.A. at its principal office in New York, New York.
     The terms “Base Rate” and “Prime Rate” are intended by the parties to be benchmarks only and are not to be construed as indicating that such rates are the best or lowest rates offered by the Lender to any of its customers regardless of their creditworthiness.
     “Base Rate Advance” means an advance under the Revolving Line of Credit Facility bearing interest at the Base Rate plus the Applicable Margin.
     “Borrower’s Books” means all of the Borrower’s books and records including, without limitation, ledgers; records indicating, summarizing or evidencing Borrower’s properties or assets (including the Collateral) or liabilities; all information relating to Borrower’s business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information.
     “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Tampa, Florida are authorized or required to close under applicable law.
     “Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.
     “Chattel Paper” means a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods. For the purposes hereof, “monetary obligation” means a monetary obligation secured by the goods or owed under a lease of the goods and includes a monetary obligation with respect to software used in the goods. If a transaction is evidenced by records that include an instrument or series of instruments, the group of records taken together constitutes chattel paper.
     “Closing Date” means the date of this Credit Agreement upon which the Loan Documents have been executed by the Borrower and delivered to the Bank.
     “Collateral” means the Real Property Collateral and all of the Borrower’s domestic assets including, without limitation, Items of Payment, Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Commodity Contracts, Deposit Accounts, Equipment, General Intangibles, Goods, Health Care Insurance Receivables, Instruments, Inventory, Investment Property, Letter of Credit Rights, Payment Intangibles and all other tangible and intangible Assets of Borrower including, without limitation, Borrower’s Books relating to Collateral, and the proceeds of Collateral whether cash or non-cash including, without limitation, insurance proceeds.
     “Commercial Tort Claims” means a claim or claims arising in tort with respect to which:
(A)	the claimant is an organization; or

(B)	the claimant is an individual and the claim:
(i)	arose in the course of the claimant’s business or profession; and

(ii)	does not include damages arising out of personal injury to or the death of an individual.
     “Commitment” means the Bank’s obligation to make Advances to the Borrower under the Revolving Line of Credit Facility pursuant to Article II of this Agreement in the amount referred to therein.
     “Commodity Account” means an account maintained by a commodity intermediary in which a commodity contract is carried for a commodity customer.
     “Commodity Contract” means a commodity futures contract, an option on a commodity futures contract, a commodity option, or another contract if the contract or option is:
(A)	traded on or subject to the rules of a board of trade that has been designated as a contract market for such a contract pursuant to federal commodities laws; or

(B)	traded on a foreign commodity board of trade, exchange, or market, and is carried on the books of a commodity intermediary for a commodity customer.
     “Debt” means (1) indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under Capital Leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of any Person; (5) all obligations arising under a Note; (6) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (7) obligations secured by any Lien on property owned by the Borrower, whether or not the obligations have been assumed.
     “Default” means any of the events specified in Section 9.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Default Rate” means a rate of interest equal to the Base Rate plus five percent per annum.

     “Deposit Accounts” means, singly or collectively as the context may require, a demand, time, savings, passbook, or similar account maintained with a bank.
     “EBIT” means net income before provision for interest and income taxes.
     “EBITDA” means net income before provision for interest, income taxes, depreciation, and amortization.
     “Eligible Accounts” means Borrower’s domestic Accounts in which the Bank has a first priority, perfected security interest, that are owing to Borrower by solvent account debtors less Accounts (i) outstanding for more than 90 days or (ii) in default, contested, subject to an asserted setoff, defense, counterclaim or claim of any person, other than the Borrower or the Bank, or (iii) billed but for which goods have not been shipped, or (iv) owed by any Affiliate. Any Account of the Borrower in which the Bank does not have a first priority, perfected security interest shall not be an Eligible Account.
     “Eligible Inventory” means all Borrower’s domestic Inventory.
     “Equipment” means goods other than inventory, farm products or consumer goods and includes, without limitation, machinery of all types, heavy equipment, non-titled vehicles, computers, printers and office equipment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.
     “Eurocurrency Reserve Percentage” means, with respect to each Interest Period, a percentage (expressed as a decimal) equal to the percentage in effect two Business Days prior to the first day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining reserve requirements applicable to any “Eurocurrency liabilities” pursuant to Regulation D or any other applicable regulation of the Board of Governors which prescribes reserve requirements applicable to “Eurocurrency liabilities” as presently defined in Regulation D.
     “Event of Default” means any of the events specified in Section 9.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Funded Debt” means the sum of all debt for borrowed money (including, without limitation, capital lease obligations, subordinated debt, and unreimbursed drawings under letters of credit) or evidenced by a note, bond, debenture or similar instrument of that person, and shall, in addition, include contingent reimbursement obligations for outstanding letters of credit (to the extent not resulting in double-counting).

     “GAAP” means generally accepted accounting principles in the United States consistently applied.
     “General Intangibles” means any personal property, including things in action, other than Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Goods, Instruments, Investment Property, Letter-of-Credit Rights, Letters of Credit, Money and oil, gas, or other minerals before extraction. The term includes, without limitation, payment intangibles and software, books, correspondence, credit files, records, computer programs, computer tapes, cards and other papers and documents in the possession or control of Borrower, claims (including without limitation all claims for income tax and other refunds), choses in action , contract rights, judgments, patents, patent licenses, trademarks, trademark licenses, licensing agreements, rights in intellectual property, goodwill (including all goodwill of the Borrower’ business symbolized by and associated with any and all trademarks, trademark licenses, copyrights and/or service marks), royalty payments, contractual rights, rights as lessee under any lease of real or personal property, literary rights, copyrights, service names, service marks, logos, trade secrets, all amounts received as an award in or settlement of a suit in damages, deposit accounts interest in joint ventures or general or limited partnerships, rights in applications for any of the foregoing, and all proceeds (cash and non-cash) of the foregoing.
     “Goods” means all things that are movable when a security interest attaches. The term includes (i) fixtures, (ii) standing timber that is to be cut and removed under a conveyance or contract for sale, (iii) the unborn young of animals, (iv) crops grown, growing, or to be grown, even if the crops are produced on trees, vines, or bushes, and (v) manufactured homes. The term also includes a computer program embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such a manner that it customarily is considered part of the goods or (ii) by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods. The term does not include a computer program embedded in goods that consist solely of the medium in which the program is embedded.
     “Health Care Insurance Receivable” means an interest in or claim under a policy of insurance which is a right to payment of a monetary obligation for health care goods or services provided.
     “Hedge Agreement” means any ISDA Master Agreement, Confirmation and Schedules between a Borrower and Bank or any Bank Affiliate executed at closing or at any time prior to or after closing or any other agreement between Borrower and Bank or any Bank Affiliate heretofore or hereafter entered into, which provides for an interest rate, currency, equity, credit or commodity swap, cap, floor or collar, spot or foreign exchange transaction, cross-currency rate swap, currency option, any combination thereof, or option with respect to, any of the foregoing or any similar transactions, for the purpose of hedging Borrower’s exposures to fluctuations in interest rates, exchange rates, currency, stock, portfolio or loan valuations or commodity prices (including any such or similar agreement or transaction entered into by Bank or any Bank Affiliate thereof in connection with any other agreement or transaction between Borrower and Bank or any Bank Affiliate thereof).

     “Instrument” means a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in ordinary course of business is transferred by delivery with any necessary indorsement or assignment.
     “Interbank Rate” means, with respect to each Interest Period, the rate per annum at which dollar deposits in immediately available funds are offered to the Bank two Business Days prior to the beginning of such Interest Period by major banks in the London interbank eurodollar market as at or about 11:00 a.m. London time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Loan to which such Interest Period relates.
     “Interbank Rate (Reserve Adjusted)” means, for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

Interbank Rate	=	Interbank Rate

(Reserve Adjusted)		1 – Eurocurrency Reserve Percentage
     “Interest Period” means (i) for Base Rate Advances, one (1) day; (ii) for LIBOR Advances, the period beginning on (and including) the date on which the Advance is made and ending on (but excluding) the first day of each month thereafter and each one month period thereafter.
     “Inventory” means goods, other than farm products, which:
(A)	are leased by a person as lessor;

(B)	are held by a person for sale or lease or to be furnished under a contract of services;

(C)	are furnished by a person under a contract of service; or

(D)	consist of raw materials, work in process, or materials used or consumed in a business.
     “Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, Commodity Contract, or Commodity Account.
     “Item of Payment” or “Items of Payment” means, singly or collectively as the context may require, each check, draft, cash, money, instrument, item, and other remittance in payment or on account of payment with respect to any Collateral, and other proceeds or products of Collateral.
     “Letter of Credit Right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance. The term does not include the right of a beneficiary to demand payment or performance under a letter of credit.
     “Leverage Ratio” shall mean the sum of all Funded Debt divided by EBITDA.

     “LIBOR Advance” means an Advance under the Revolving Line of Credit Facility bearing interest at the LIBOR Rate.
     “LIBOR Rate” means an adjustable rate of interest per annum equal to the Interbank Rate (Reserve Adjusted) for Interest Periods of one month, plus the Applicable Margin, fixed for one month periods and adjusted on the first day of each calendar month.
     “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).
     “Loan” means the Advances made under the Revolving Line of Credit Facility.
     “Loan Documents” means this Agreement, the Note, the Mortgage, any financing statements relating to the Collateral and all other documents executed by the parties in connection with the transactions contemplated thereby.
     “Master List” is defined in Section 3.01(4).
     “Maximum Amount” means the maximum principal amount of Advances outstanding from time to time under the Revolving Line of Credit Facility which shall not exceed THIRTY FIVE MILLION DOLLARS ($35,000,000.00).
     “Mortgage” means the Renewed, Amended and Restated Mortgage and Security Agreement of even date with this Agreement pursuant to which the Real Property Collateral is pledged and mortgaged to secure a portion of the Loan.
     “Multiemployer Plan” means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.
     “Note” means the Revolving Note and any renewals or replacements thereof.
     “Operating Account Advance” means an advance under the Revolving Line of Credit Facility bearing interest at the Base Rate.
     “Other Agreements” means all agreements, instruments and documents, including, without limitation, the Note, any Hedge Agreement and any other notes, guarantees, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, borrowing base certificates, subordination agreements, trust account agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower with respect to, or in connection with, this Agreement, the transactions contemplated by this Agreement or the transactions contemplated by any other loan document or Hedge Agreement between the Borrower and the Bank or any Bank Affiliate, together with any and all amendments, modifications, extensions, substitutions and renewals thereof.
     “Payment Intangible” means a general intangible under which the account debtor’s principal obligation is a monetary obligation.
     “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.
     “Plan” means any plan established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate.
     “Real Property Collateral” means the real property described in Exhibit “A” attached to this Agreement.
     “Responsible Officer” means, as applicable, the chief executive officer of Borrower or the president of Borrower, or, with respect to financial matters, the chief financial officer and controller of Borrower.
     “Revolving Line of Credit Facility” means the line of credit facility to be made available by the Bank to the Borrower pursuant to Section 2.01 of this Agreement.
     “Revolving Line of Credit Facility Maturity Date” means July 1, 2011.
     “Revolving Note” means the promissory note of the Borrower of even date with this Agreement evidencing Borrower’s obligation to repay Advances under the Revolving Line of Credit Facility.
     “Subsidiary” means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
     “Tangible Net Worth” means total assets minus Total Liabilities. For purposes of this computation, the aggregate amount owing from any officers, stockholders or other Affiliates and the aggregate amount of any intangible assets including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets.
     “Total Liabilities” means all liabilities including, without limitation, capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet in accordance with GAAP applied on a consistent basis.
     SECTION 1.02. Accounting Terms and Uniform Commercial Code. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles. When used herein, the term “financial statements” shall include the notes and schedules thereto. Terms relating to Collateral, if not expressly defined herein, shall have the meanings ascribed thereto in the Uniform Commercial Code as enacted in the State of Florida including, without limitation, Florida Statutes Chapter 679 relating to secured transactions, as amended from time to time.
     SECTION 1.03. Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby’, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions and supplements thereto and thereof, as applicable. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference. Each references to “Borrower” or “Borrowers” shall be deemed to relate to each Borrower individually and to all Borrowers collectively it being the intent of the parties that the obligations, representations, warranties and pledges of each Borrower hereunder shall be joint and several.
ARTICLE II
THE LOAN
     SECTION 2.01.
     (a) The Revolving Line of Credit Facility. The Bank agrees, on the terms hereinafter set forth, to make Advances to Borrower from time to time until the Revolving Line of Credit Facility Maturity Date in an aggregate principal amount outstanding at any time not to exceed the Maximum Amount. Within the aforesaid limits, and subject to the provisions of this Agreement, the Borrower may borrow, make payments, and reborrow under the Revolving Line of Credit Facility until the Revolving Line of Credit Facility Maturity Date, after which the Bank’s obligation to make advances to Borrower under the Revolving Line of Credit Facility shall terminate. Anything to the contrary in this Agreement notwithstanding, the Bank shall not be obligated to make Advances under the Revolving Line of Credit

Facility after the occurrence and during the pendency of an Event of Default or any occurrence which, with the passage of time or the giving of notice and without cure as may be provided in the applicable Loan Document, would constitute and Event of Default.
     (b) The Revolving Note. The Borrower’s obligation to repay Advances under the Revolving Line of Credit Facility shall be evidenced by a Revolving Note of Borrower of even date with this Agreement.
     (c) Revolving Line of Credit Facility Advances Interest Rate. The principal amount of the Advances outstanding from time to time under the Revolving Note shall bear interest at the Applicable Rate based upon selections made by Borrower in accordance with Section 2.01(e). Interest shall be calculated based on a 360 day year for the actual number of days elapsed during any Interest Period.
     (d) Requests for Revolving Line of Credit Facility Advances.
(1)	All requests for Advances after the initial Advance made pursuant to Section 2.02 shall be submitted to the Bank on a Business Day and all Advances shall be made on Business Days.

(2)	Requests for Advances shall be made in writing signed by the Borrower (which may be by facsimile) and shall specify the principal amount requested, which Advances shall be in a minimum principal amount of $200,000.00, excluding however Operating Account Advances.

(3)	The Bank shall, if all of the conditions precedent set forth in this Article II and in Article III of this Agreement have been met, make the Advances requested by Borrower pursuant to this Agreement on the same Business Day after receipt of a written request for such Advance received by the Bank prior to 11:00 a.m. Eastern Time, and on the next Business Day after receipt of a written request for such Advance received by the Bank at or after 11:00 a.m. Eastern Time. Each written request for an Advance shall be effected by crediting the amount thereof to a deposit account designated by Borrower maintained with the Bank or with a Bank Affiliate.
     (e) Selection and Conversion of Interest Rate.
(1)	An Operating Account Advance shall bear interest at the Base Rate, and Borrower shall have no right of conversion of such interest.

(2)	Except for an Operating Account Advance, and subject to the provisions hereof, the Borrower shall have the right to (i) select the initial Applicable Rate to apply to an Advance commencing on the date of the Advance, and (ii) to continue any Advance as a LIBOR Advance or as a Base Rate Advance, or (iii) to convert any Advance from either a LIBOR Advance or a Base Rate Advance to the other. In each case conversion shall be effected by submitting to the Bank written notice (effective upon receipt) (a) in the case of conversion from a Base Rate Advance to a LIBOR Advance, on or before 11:00 a.m. Eastern Time at least two (2) Business Days prior to the effective date of conversion, and (b) in the case of conversion from a LIBOR Advance to a Base Rate Advance, on or before 11:00 a.m. Eastern Time on the last day of a current Interest Period. Such conversion shall take effect at the end of the current Interest Period. If no such notice of election is received by the Bank from the Borrower within the time prescribed prior to the end of a current Interest Period, then the Advance shall be continued as the same type of Advance with the same Interest Period. Notwithstanding anything herein to the contrary, no Interest Period may end later than the Revolving Line of Credit Maturity Date.

(3)	Except for an Operating Account Advance, and subject to the provisions hereof, the Borrower shall have the right to convert any Advance from either a LIBOR Advance or a Base Rate Advance to a fixed rate of interest (such fixed rate of interest to be determined at the time of such conversion in Bank’s discretion based upon such factors, including but not limited to, Bank’s then current underwriting standards) (the “Fixed Rate”). In such case conversion shall be effected by submitting to the Bank (i) written notice of conversion to a Fixed Rate on or before 11:00 a.m. Eastern time at least fifteen (15) days prior to the last day of a current Interest Period, and (ii) payment of any applicable fees and costs. Such conversions shall (a) be in minimum increments of $1,000,000.00; and (b) take effect at the end of the current Interest Period. If no such notice of election is received by the Bank from the Borrower within the time prescribed prior to the end of a current Interest Period, then the Advance shall be continued as the same type of Advance with the same Interest Period. Notwithstanding anything herein to the contrary, no Interest Period may end later than the Revolving Line of Credit Maturity Date.

(4)	After the occurrence and during the continuance of an Event of Default, the interest rate may not be continued at the LIBOR Rate or the Base Rate plus the Applicable Margin, but shall be deemed automatically to have been converted to the Default Rate.
     (f) Payments Under the Revolving Note. Interest shall be paid to the Bank on the amount of the Advances outstanding from time to time and shall be payable monthly commencing with a payment due on the first (1st) day of the month following the Closing Date and on the first (1st) day of each month thereafter (each such date being an “Interest Payment Date”) provided, however, that all outstanding principal plus accrued interest on each Advance shall be due and payable on the Revolving Line of Credit Facility Maturity Date. All payments received by the Bank shall be applied first to payment of any costs and expenses to which the Bank may be entitled under any Loan Document, then to payment of accrued interest and then to payment of principal.
     (g) Right of Prepayment of Advances. Borrower shall have the right any time and from time to time to prepay the Advances outstanding under the Revolving Line of Credit Facility, in whole or in part, without premium or penalty, except as provided herein, provided, however, that Borrower shall pay accrued interest to the date of such prepayment. Prepayments shall be made to Bank in immediately available funds, and any such prepayment shall not affect or vary the obligation of Borrower to pay any installment when due. Notwithstanding the foregoing, prepayment of Advances that have been converted to the Fixed Rate shall require, in addition to payment of outstanding principal, accrued interest, and other sums due hereunder, payment of any loss or expense incurred by Bank as specified in Section 2.08.
     (h) Use of Proceeds of Revolving Line of Credit Facility Advances. The proceeds of the Advances made under the Revolving Line of Credit Facility shall be used to refinance existing indebtedness, to fund future corporate acquisitions of Borrower, and to fund Borrower’s working capital needs.
     (i) Collateral Security for the Revolving Line of Credit Facility Advances. The Advances made under the Revolving Line of Credit Facility shall be secured by Borrower granting to the Bank a first mortgage on the Real Property Collateral, and a duly perfected first priority security interest in the Collateral other than the Real Property Collateral.
     (j) Facility Fee. Borrower shall pay to the Bank annually, on the anniversary of the Closing Date, a facility fee calculated and due as shown in the pricing matrix used for determination of Applicable Margin. The facility fee shall be the percentage shown in said pricing matrix times the unused principal amount of the Revolving Note.
     SECTION 2.02. Closing Disbursements. The Bank shall disburse the Revolving Line of Credit Facility at Closing first, to pay all closing costs and disbursements shown on a closing statement relating to the Loan executed by the Bank and the Borrower at Closing, then to refinance the existing indebtedness of Borrower. The remainder of the Revolving Line of Credit Facility shall be available for disbursement for Borrower after Closing. Borrower’s execution of such closing statement shall be conclusive evidence of Borrower’s approval of the disbursements shown on the closing statement and of Borrower’s authorization for the Bank to pay such disbursements with the Revolving Line of Credit Facility.
     SECTION 2.03. Mandatory Prepayment of Advances. Notwithstanding any other provision of this Agreement, the aggregate outstanding principal balance of the Revolving Line of Credit Facility Advances shall not at any time exceed the Maximum Amount. If the aggregate outstanding principal balance of such Advances at any time exceeds the Maximum Amount as otherwise determined by the Bank, then the Borrower shall immediately pay to the Bank an amount equal to such excess. Borrower shall not be entitled to borrow or reborrow under the Revolving Line of Credit Facility so long as the aggregate outstanding principal balance of Advances exceeds the Maximum Amount nor if the result of any requested Advance would cause the aggregate outstanding principal balance of all Advances to exceed the Maximum Amount.
     SECTION 2.04. Non Usury. Notwithstanding any other provision of this Agreement, the Note or of any instrument securing the Note or any other instrument executed in connection with the Loan evidenced thereby, it is expressly agreed that amounts payable under the Note or under the other aforesaid instruments for the payment of interest or any other payment in the nature of or which would be considered as interest or other charge for the use or loan of money shall not exceed the highest rate allowed by law, from time to time, and in the event the provisions of this Agreement, the Note or of such other instruments referred to above in this paragraph with respect to the payment of interest or other charge for the use or loan of money shall result in payments of interest exceeding such limitation, then the excess over such limitation shall not be payable and the amount otherwise agreed to have been paid shall be reduced by the excess so that such limitation will not be exceeded, and if any payment actually made shall result in such limitation being exceeded, the amount of the excess shall constitute and be treated as a repayment of principal and shall operate to reduce such principal by the amount of such excess, or if any such payment is in excess of the principal indebtedness, such excess shall be refunded.
     SECTION 2.05. LIBOR Rate Lending Unlawful. If as a result of a regulatory change the Bank shall reasonably determine that it is unlawful for the Bank to make, continue or maintain any Loan accruing interest at a LIBOR Rate, the obligation of the Bank to make, continue or maintain any such Loan at a LIBOR Rate shall, upon such determination (and telephonic notice thereof, to be subsequently confirmed in writing, to the Borrower which notice shall, in the absence of manifest error, create a rebuttable presumption as to the effect of such regulatory change as specified above), forthwith be suspended until the earliest date the Bank can determine and notify the Borrower that the circumstances causing such suspension no longer exist, and the LIBOR Rate applicable to all Loans shall automatically convert to the Base Rate on the last day(s) of the then current respective Interest Period(s) with respect thereto or sooner, if required by such regulatory change, provided that the Bank shall take any reasonable actions available to it (including designation of its lending offices) consistent with legal and regulatory restrictions that will avoid the need for such suspension and will not, in the reasonable judgment of the Bank, be otherwise materially disadvantageous to the Bank.
     SECTION 2.06. Deposits Unavailable. If the Bank shall have reasonably determined that quotations of interest rates for the relevant deposits referred to in the definition of “Interbank Rate” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Rate determinations as provided herein or that, by reason of circumstances affecting the London interbank eurodollar market, adequate means do not exist for ascertaining the LIBOR Rate for any Loan to which such rate is the Applicable Rate, then, upon telephonic notice from the Bank to the Borrower to be subsequently confirmed in writing (such notice, in the absence of manifest error, to create a rebuttable presumption as to the effect specified above), the obligations of the Bank to make or continue any Loan at a LIBOR Rate shall forthwith be suspended until the earliest date that the Bank can reasonably determine and notify the Borrower that the circumstances causing such suspension no longer exist, provided that the Bank shall take any reasonable actions available to it to obtain the necessary quotations of interest rates in the London interbank eurodollar market (or another eurodollar market acceptable to the Bank and to the Borrower).
     SECTION 2.07. Treatment of Affected Loans. If the obligation of the Bank to make, continue or maintain any Loan at a LIBOR Rate shall be suspended pursuant to Section 2.05 or 2.06 above, the Applicable Rate shall be automatically converted to the Base Rate on the last day(s) of the then current Interest Period(s) for such Loan (or, in the case of a suspension pursuant to Section 2.05, sooner, if required by the regulatory change that gave rise to such suspension) and, unless and until the Bank gives notice as provided below that the circumstances specified in Section 2.05 or 2.06 (as the case may be) that gave rise to such suspension no longer exist all Loans that would otherwise be made or continued at a

LIBOR Rate by the Bank shall be made or continued instead at the Base Rate.
     If the Bank gives notice to the Borrower that the circumstances specified in Section 2.05 or 2.06 that gave rise to such suspension no longer exist (which the Bank agrees to do promptly upon such circumstances ceasing to exist) Advances converted to accrue interest at the Base Rate shall be re-converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Advances, to the LIBOR Rate based upon an Interest Period elected by the Borrower pursuant to written notice received by the Bank at least three (3) Business Days prior to the end of the current Interest Period and, if none is so elected by Borrower, for an Interest Period of thirty (30) days.
     SECTION 2.08. LIBOR Related Losses and Expenses. In the event that the Bank shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to make, continue or maintain any portion of the principal amount of any Loan at a LIBOR Rate) as a result of any repayment or prepayment of the principal amount of any Loan on a date other than the scheduled last day of the Interest Period applicable thereto then, upon written notice from the Bank to the Borrower the Borrower shall, within five days of its receipt thereof, pay directly to the Bank such amount as will (in the reasonable determination of the Bank) reimburse the Bank for such loss or expense. Such written notice shall, in the absence of manifest error, create a rebuttable presumption of the amount of such losses or expenses.
     SECTION 2.09. Payments and Computations. All payments on account of the indebtedness evidenced by the Note shall be made in lawful money no later than 1:00 p.m. Eastern Time on the date due in immediately available United States funds. All payments shall be first applied to payment of costs and expenses to which the Bank may be entitled under the Loan Documents, then to accrued interest and the remainder to principal. All computations of interest shall be made on the basis of a year of 360 days charged for the actual number of days elapsed. Payments are to be made to the Bank in Tampa, Florida, or at any one other place in the continental United States as the Bank may, from time to time, in writing designate. Any payment made after 1:00 p.m. Eastern Time shall be deemed received on the next Business Day and must include interest up to but not including such next Business Day. If any payment becomes due on a Saturday, Sunday, or any day on which banks in Tampa, Florida are legally closed to business, such payment shall be made on the next succeeding Business Day, and, in the case of a principal payment, interest on such principal payment shall be payable for such extension of time and shall be included with such payment.
     SECTION 2.10. Default Rate. Upon and after the occurrence of an Event of Default hereunder, all principal amounts due under the Note shall bear interest, payable on demand, at the Default Rate.
     SECTION 2.11. Costs. If any miscellaneous items of cost or expense, or any other expenditures are incurred by Bank in connection with the Revolving Line of Credit Facility, or in order to protect, preserve or further secure the Bank’s interests with respect thereto, or, if any action or proceedings shall be commenced by any person other than the Bank to which action or proceedings the Bank is made a party or in which it shall become necessary to defend the interests of the Bank or the provisions of this Agreement, all sums paid or incurred by the Bank for such expenses, including reasonable attorney’s fees, shall be paid by the Borrower, together with interest thereon at the Default Rate from the date of demand by the Bank for payment. The sums paid or incurred by the Bank in accordance with the terms of this paragraph shall be paid by the Borrower to the Bank within ten (10) days of demand and the failure or omission of the Borrower to do so shall entitle the Bank to add such sums to the principal indebtedness of the Note, or, at its option, to declare the Note to be in default, thereupon maturing all of the unpaid indebtedness including the sums advanced hereunder.
     SECTION 2.12. Creditors’ Inquiries. Borrower hereby grants to the proper officials of Bank the right to make response to any inquiries of creditors and/or suppliers of the Borrower concerning the status of the Loan. Bank agrees to furnish such information from time to time to the best of its knowledge, provided, however, that the only duty of Bank in the furnishing of such information shall be not to affirmatively deceive, as construed by decisions of the courts of the State of Florida, which is equivalent to fraud and willful misrepresentation.
     SECTION 2.13. Additional Remedies of Bank. In addition to other remedies available to the Bank in an Event of Default under this Agreement, should Borrower default, violate, breach or fail to comply with and perform in any material respect any one or more of the express covenants, conditions, and provisions of this Agreement, which default, violation, breach or failure remains uncured ten (10) days after written notice thereof to the Borrower, or default under the Note then the Bank shall have the absolute right, at its option and election, to (1) cancel this Agreement by written notice to the Borrower; (2) institute appropriate proceedings to specifically enforce performance hereof; (3) withhold further Advances hereunder; (4) take immediate possession of the Collateral; (5) appoint a receiver, as a matter of strict right without regard to the solvency of Borrower, for the purpose of preserving the Collateral, preventing waste, and to protect all rights accruing to Bank by virtue of this Agreement. All expenses incurred in connection with the appointment of said receiver, or in protecting or preserving the Collateral shall be chargeable against the Borrower and shall be enforced as a lien against the Collateral. Nothing herein shall be construed to require notice or opportunity to cure in the event that Borrower defaults in any obligation to pay money under the Note. The said remedies and rights of Bank shall be cumulative and not exclusive, the Bank to be privileged and have the absolute right to resort to any one or more, or all of the said remedies, neither to the limited exclusion of the other, or any other remedy available to the Bank at law or equity, in the event of any such default or breach of said agreement or provisions by the Borrower. The Bank shall have the absolute right to apply any balance of the Loan funds as a payment toward the Note, and no other party shall have any interest in any Loan funds so applied and shall not have any right to garnish, require or compel payment thereof toward discharge or satisfaction of any claim or lien which they or any of them have or may have.
     SECTION 2.14. Further Assurances. Borrower agrees upon demand to do any act or execute any additional documents (including, without limitation, security agreements and/or financing statements on any personalty included or to be included as Collateral) as may be required by Bank to secure the Note.
     SECTION 2.15. Time is of the Essence. It is specifically agreed that time is of the essence of this Agreement, and that no waiver of any obligation or requirement hereunder shall at any time thereafter be held to be a waiver of the terms hereunder.

     SECTION 2.16. Taxes. All payments of the principal of and interest on the Note shall be made without deduction for any present and future taxes, levies, imposts, deductions, charges or withholdings (other than any of the foregoing levied on or measured by the net income of the Bank pursuant to the tax laws of the jurisdictions in which it is incorporated or where such Bank’s lending installations are located or managed and controlled) which amount shall be paid by Borrower. Borrower will pay the amounts necessary so that the gross amount of the principal and interest paid is not less than that which would have been required by the Note if such taxes and other items were not payable. All stamp and documentary taxes shall be paid by Borrower. If, notwithstanding the previous three sentences, the Bank pays any such taxes, Borrower will reimburse the Bank for the amount paid, including interest and penalties for late payment, if any.
ARTICLE III
CONDITIONS PRECEDENT
     SECTION 3.01. Conditions Precedent to Making Advances. In addition to the conditions precedent set forth in Article II of this Agreement, the obligation of the Bank to make Advances to Borrower as provided in Article II of this Agreement is subject to the further condition precedent that the Bank shall have received at Closing or on or before the day of closing each Advance, as applicable, each of the following in form and substance satisfactory to the Bank and its counsel:
     (1) Note. The Revolving Note duly executed by Borrower;
     (2) Evidence of all authorizing action by the Borrower. Copies of all corporate action taken by the Borrower, certified as of the date of this Agreement, including resolutions of Borrower’s Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which Borrower is a party;
     (3) Incumbency and signature certificate of the Borrower. A certificate (dated as of the date of this Agreement) of Borrower certifying the names, incumbency and true signatures of Borrower’s officers authorized to sign the Loan Documents to which Borrower is a party and the other documents to be delivered by the Borrower under this Agreement, and having attached thereto certified copies of Borrower’s Articles of Incorporation and By-Laws, and all amendments thereto;
     (4) Items Relating to Collateral. The Bank shall have received from Borrower prior to Closing (i) a list of all domestic machinery and Equipment currently owned by Borrower providing serial numbers or other identification numbers to the extent available and the net book value of each item of machinery and Equipment (the “Master List”); (ii) a current UCC lien search in a form and from a source satisfactory to the Bank relating to the Borrower and showing that no other liens or security interests of equal or greater priority than the lien or security interest of the Bank exist with respect to the non-real property Collateral except such as will be paid, satisfied and discharged with the proceeds of the Loan and, in such event, that each such lienor or secured party has prepared and delivered for filing with the appropriate governmental agency upon payment an appropriate satisfaction of lien; (iii) a Security Agreement (which may be incorporated in this Agreement), in form and substance acceptable to the Bank, granting the Bank a security interest in the Collateral; (iv) UCC-1 financing statements, in form and substance acceptable to the Bank which, upon filing with the appropriate governmental office, will duly perfect a first priority security interest in the non-real property Collateral in favor of the Bank as secured party; and (v) Landlord’s lien waivers as to all non-real property Collateral located in premises leased by Borrower, in form and substance acceptable to the Bank which will duly waive any priority such Landlord may have in the non-real property Collateral in favor of the security interest of the Bank. Notwithstanding the foregoing, as to the leased premises located at 1155 and 1165 Commerce Boulevard, Sarasota, Florida, Borrower shall use its commercially reasonable best efforts to either (A) obtain a landlord’s lien waiver, or (b) in the event Borrower purchases such leased premises, grant a mortgage naming the Bank as mortgagee, within three (3) months from the date of this Agreement.
     (5) Items Relating to Real Property Collateral. The Bank shall have received, at or prior to the Closing Date, (a) a mortgage from Borrower securing a portion of the Revolving Note, in form and substance acceptable to the Bank, duly executed in recordable form by Borrower naming the Bank as mortgagee, encumbering the Real Property Collateral; (b) a loan title insurance commitment relating to the Real Property Collateral, naming the Bank as the insured mortgagee, and showing (i) good and marketable fee simple title or a leasehold interest acceptable to the Bank being vested in Borrower, and (ii) that the Bank’s mortgage will be a first priority lien encumbering the mortgaged property without qualification or exception other than permitted encumbrances accepted by the Bank in writing; and (c) an environmental indemnification agreement, in form and substance acceptable to the Bank, relating to the Real Property Collateral, whereupon Borrower agrees to indemnify the Bank against such environmental hazards and other matters as the Bank may require;
     (6) Insurance. The Bank shall have received evidence satisfactory to it that all Collateral subject to theft or casualty loss, if any, is insured against fire, flood, theft and casualty loss to its full insurable value in substance and with coverage amounts reasonably satisfactory to the Bank; and that the Bank is named as loss payee and an additional insured as its interest may appear in all such insurance policies and certificates;
     (7) Opinion of Counsel for Borrower. An opinion of counsel for the Borrower as to such matters and in form and substance acceptable to the Bank;
     (8) Other Documents. The Bank shall have received such other approvals, opinions, or documents as the Bank may reasonably request;
     (9) No Defaults. The Bank shall have received a certificate signed by the Borrower dated the date of such Advance, stating that no Default or Event of Default has occurred and is continuing, or would result from the passage of time or the giving of notice;
     (10) Payment of Fees. Borrower shall have paid to or for the benefit of the Bank all fees properly payable by the Borrower to the Bank; and

     (11) General. All agreements, instruments and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Bank, and Bank shall have received on the date of this Agreement copies of all documents which it may have requested in connection with this transaction.
     SECTION 3.02. Conditions Precedent for the Bank’s Benefit. The foregoing conditions precedent exist solely for the Bank’s benefit, and the Bank in its sole discretion shall determine whether they have been satisfied. The Bank shall have the right, in its sole and absolute discretion, to waive any conditions precedent without notice to or the approval of any other entity or person including, without limitation, any guarantor, provided, however, that such waiver shall not be enforceable against the Bank without its consent unless the waiver is in writing signed by the Bank.
ARTICLE IV
SECURITY AGREEMENT
     As security for the payment of the Loan and for the performance of all of Borrower’s Obligations under the Loan Documents, the Borrower hereby assigns, grants and conveys to the Bank and agrees that the Bank shall have a perfected, continuing security interest in all of the Collateral. The Borrower further agrees that the Bank shall have in respect of the Collateral all of the rights and remedies of a secured party under the applicable provisions of the Uniform Commercial Code and under other applicable laws and Loan Documents, as well as those provided in this Agreement. The Borrower covenants and agrees to execute and deliver such financing statements and other instruments and filings as are necessary in the opinion of the Bank to perfect such security interest. Notwithstanding the fact that the proceeds of the Collateral constitute a part of the Collateral, the Borrower may not dispose of the Collateral, or any part thereof, other than in the ordinary course of business or otherwise as may be permitted by this Agreement. Borrower shall, if requested by the Bank, execute a separate Security Agreement in favor of the Bank relating to the Collateral which shall be construed in conjunction with and as supplemental to this section.
ARTICLE V
REPRESENTATION AND WARRANTIES
     The Borrower represents and warrants to the Bank that:
     SECTION 5.01. Organization, Good Standing, and Due Qualification. Borrower is a corporation duly organized, validly existing, and having an active status under the laws of Borrower’s state or country of organization; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified as a foreign business entity and in good standing under the laws of each other jurisdiction in which such qualification is required, if any, except where the failure to so qualify would not have a material adverse effect on Borrower’s business or financial condition.

     SECTION 5.02. Power and Authority. The execution, delivery, and performance by the Borrower of the Loan Documents to which Borrower is a party has been duly authorized by all necessary action of the Borrower’s board of directors and does not and will not (1) require any consent or approval of the shareholders of the Borrower or of any other entity; (2) contravene any of Borrower’s articles of incorporation or by-laws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or its properties may be bound or affected; (5) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by Borrower except as granted to the Bank; or (6) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.
     SECTION 5.03. Legally Enforceable Agreement. This Agreement, and each of the other Loan Documents to which the Borrower is party, and all of Borrower’s undertakings thereunder, when such Loan Documents have been duly executed and delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower enforceable against Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally, and principles of equity. Each Borrower represents and warrants that it is not insolvent or contemplating filing a voluntary petition for bankruptcy nor are any of them aware of any possibility or threat of being subject to any petition for involuntary bankruptcy.
     SECTION 5.04. Financial Statements. All financial statements of the Borrower which have been furnished to the Bank are complete and correct and fairly present in all material respects the financial condition of the Borrower and the results of the operations of the Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied and there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower. There are no liabilities of the Borrower fixed or contingent which are material but are not reflected in the financial statements, other than liabilities arising in the ordinary course of business. No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.
     SECTION 5.05. Labor Disputes and Acts of God. Neither the business nor the properties of any Borrower are now affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty, nor does any Borrower have any reason to believe that they will be affected in the future, by any strike, lockout or other labor dispute or embargo (whether or not any of the foregoing are covered by insurance) materially and adversely affecting such business or properties or the operation of any Borrower.

     SECTION 5.06. Other Agreements. Borrower is not a party to any indenture, loan, or credit agreement, or, to any Borrower’s knowledge, to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of Borrower, or the ability of Borrower to carry out its obligations under the Loan Documents to which it is a party. Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.
     SECTION 5.07. Litigation. There is no pending or, to Borrower’s knowledge, threatened action or proceedings against or affecting Borrower before any court, governmental agency or arbitrator which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of any Borrower or the ability of any Borrower to perform its obligations under the Loan Documents to which it is a party.
     SECTION 5.08. No Defaults on Outstanding Judgments or Orders. Borrower has satisfied all judgments against it and Borrower is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.
     SECTION 5.09. Ownership and Liens. Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets pledged as Collateral to the Bank (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower is subject to any Lien, except such as may be permitted by this Agreement.
     SECTION 5.10. ERISA. Neither Borrower nor any ERISA Affiliate (if any) is party to or a participant in any Multiemployer Plan that is subject to ERISA.
     SECTION 5.11. Operation of Business. To the best of Borrower’s knowledge, Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing.
     SECTION 5.12. Taxes. Borrower has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies thereon which are due, including interest and penalties.
ARTICLE VI
AFFIRMATIVE COVENANTS
     So long as the Note shall remain unpaid or the Bank shall have any Commitment under this

Agreement, the Borrower will:
     SECTION 6.01. Maintenance of Existence. Preserve and maintain its existence and good standing in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which such qualification is required, except where the failure to so qualify would not have a material adverse effect on Borrower’s business or financial condition.
     SECTION 6.02. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower.
     SECTION 6.03. Maintenance of Properties. Maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.
     SECTION 6.04. Conduct of Business. Continue to engage in business of the same general type as conducted by it on the date of this Agreement.
     SECTION 6.05. Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof, and shall include, without limitation, (i) fire, theft and casualty insurance insuring property pledged to secure the Loan in an amount of not less than full replacement value and (ii) public liability insurance including, without limitation automobile and appropriate liability coverage relating to the Collateral in the amount of not less that $1,000,000.00 per occurrence and $2,000,000.00 annual aggregate, and (iii) business interruption insurance. All personal property and Improvements pledged as Collateral for the Loan shall be insured against fire, theft and casualty loss to the full insurable value thereof.
     Borrower shall immediately notify the Bank upon the occurrence of any material business interruption or of any material casualty, damage or loss to Collateral or seizure of any Collateral for any reason including, without limitation, action of any foreign government.
     SECTION 6.06. Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property unless same are being contested by Borrower in good faith in a manner that precludes the issuance of any tax deed or foreclosure of any lien or claim for unpaid taxes against the Collateral.
     SECTION 6.07. Right of Inspection. Upon reasonable prior notice, at any reasonable time and from time to time, permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances, and accounts of the Borrower with any of its officers and directors and the

Borrower’s independent accountants.
     SECTION 6.08. Reporting Requirements. Furnish to the Bank:
(1) (A) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, internally prepared financial statements including, without limitation, statements of income of the Borrower and balance sheets for the period commencing at the end of the previous fiscal quarter, if any, and ending with the end of such quarter, and a statement of change in cash flow of the Borrower for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, if any, and all prepared on a consolidated and consolidating basis in accordance with GAAP consistently applied and certified by the controller, treasurer or chief financial officer of the Borrower (subject to year-end adjustments).
(B) Annual Audited Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, audited financial statements prepared by an independent certified public accountant reasonably acceptable to the Bank including, without limitation, a balance sheet of the Borrower as of the end of such fiscal year and a statement of income and retained earnings of the Borrower for such fiscal year, and a statement of change in cash flow, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, if any, and all prepared on a consolidated and consolidating basis in accordance with GAAP consistently applied and certified by the controller, treasurer or chief financial officer of the Borrower.
     (2) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower by independent certified public accountants in connection with examination of the financial statements of the Borrower or any Subsidiary made by such accountants;
     (3) Compliance Certificate. As soon as available and in any event within thirty (30) days after the end of each of the first three fiscal quarters of Borrower, and concurrently with delivery to the Bank of the Borrower’s annual, financial statements, a certificate signed by both the president and the chief financial officer of Borrower, certified as to accuracy and completeness, showing (i) compliance with the financial covenants set forth in Article VIII of this Agreement with all supporting calculations and data, and (ii) for the purpose of determining the Applicable Margin, a calculation of the Funded Debt to EBITDA Ratio, and (iii) certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto;
     (4) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary, which, if determined adversely to the Borrower or such Subsidiary, would have a material adverse effect on the financial condition, properties, or operations of the Borrower and its Subsidiaries taken as a whole;
     (5) Notice of Defaults and Events of Default. Immediately after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;
     (6) Proxy Statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower or any corporation of which such Borrower is a Subsidiary sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower or any parent corporation files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;
     (7) Notice of Acquisition, Bulk Sale, Merger or Change in Control. Prior to any (i) proposed acquisition of control of or purchase of all or any substantial part of the assets of any corporation or business entity by the Borrower; (ii) sale of all or any substantial part of the assets of the Borrower; or (iii) any merger by the Borrower with any other entity whether or not a Borrower is to survive the merger; the Bank shall be provided with not less than thirty (30) days advance written notice.
     (8) Notice of Business Interruption, etc. Borrower shall immediately notify the Bank upon the occurrence of any business interruption, any casualty or damage or loss of property which could have a material adverse effect on the business of the Borrower for any reason, including, but not limited to any action of any foreign government.
     (9) Notice of Change of Borrower’s Name or Change in Location of Collateral. Borrower shall, prior to the effective date of any change in Borrower’s name and prior to any change in location of any Collateral (except for Inventory and work in progress moving among Borrower’s and Borrower’s Subsidiaries’ business locations in the ordinary course of Borrower’s business), notify the Bank in writing of the impending occurrence of any such event and the effective date thereof.
     (10) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any subsidiary as the Bank may from time to time reasonably request.
     SECTION 6.09. Hedge Agreements. Borrower hereby grants to the Bank a right of first refusal to enter into any Hedge Agreements with Borrower. Borrower shall make first inquiry of the Bank regarding the availability of any such Hedge Agreements and the terms of such offered by the Bank. In the event that Borrower thereafter negotiates a Hedge Agreement with a third party on terms more favorable than those offered by the Bank, the Borrower shall thereupon provide the Bank with the written terms of such third party Hedge Agreement and the Bank shall have a right of first refusal to enter into a Hedge Agreement on the same terms. Violation by the Borrower of the Bank’s right of first refusal hereunder shall constitute an Event of Default under this Agreement.

     SECTION 6.10. Unconditional Obligations. The payment and performance by the Borrower of its obligations under the Loan Documents shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim Borrower might otherwise have against the Bank and the Borrower shall pay absolutely net all of its payment obligations under the Loan Documents free of any deductions and without abatement, diminution or set-off; and until payment in full of all such obligations, the Borrower: (a) will not suspend or discontinue any payments provided for in the Note; (b) will perform and observe all of its other agreements contained in the Loan Documents; and (c) will not terminate or attempt to terminate this Agreement for any cause.
ARTICLE VII
NEGATIVE COVENANTS
     So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower will not, without the prior written consent of the Bank:
     SECTION 7.01. Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien upon or with respect to any of the Collateral now owned or hereafter acquired except for Liens of the Bank, and except for purchase money Liens not exceeding $1,000,000.00.
     SECTION 7.02. Mergers, Bulk Sale or Acquisition of Assets, Etc. Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person (whether in one transaction or in a series of transactions totaling $500,000 or more in the aggregate), or permit any domestic Subsidiary to do so, except that (l) any Subsidiary may merge into or transfer assets to the Borrower and (2) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary. Bank’s consent under this Section 7.02 shall not be unreasonably withheld.
     SECTION 7.03. Sale and Leaseback. Sell, transfer, or otherwise dispose of, or permit any subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property, for less than fair market value.
     SECTION 7.04. Sale of Assets. Except for (i) the sale of goods and services in the ordinary course of Borrower’s business, and (ii) the sale or other disposition of assets that have reached the end of their useful life for purposes of Borrower’s business and which are to be replaced by assets of like kind or function, sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets with an individual value of $100,000 or more or in an aggregate value of more than $350,000 annually for other than a price equal to 90% or more of the original purchase value to be paid to Borrower in currently available funds at or prior to the transfer.
     SECTION 7.05. Investments. Make, or permit any domestic Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any domestic Subsidiary to purchase or otherwise acquire, any capital stock or investment in an aggregate value of more than $500,000 in any twelve (12) month period other than in the ordinary course of business, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, except: (l) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least “A-l” by Standard & Poor’s Corporation or “P-l” by Moody’s Investors Service, Inc.; (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of Twenty Million Dollars ($20,000,000.00); (4) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary; (5) loans to or to purchase securities of the Borrower or a Subsidiary; and (6) to accept promissory notes from employees as payment for the purchase price of stock purchased pursuant to an employee stock option plan.
     SECTION 7.06. Transactions With Affiliates. Except as may otherwise be permitted by Section 7.05, make any loans to any Affiliate nor enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.
     SECTION 7.07. Stock of Subsidiary, Etc. Sell or otherwise dispose of any shares of capital stock of any Subsidiary or permit any Subsidiary to issue any additional shares of its capital stock other than to Borrower or another Subsidiary.
     SECTION 7.08. Guaranties and Contingent Liabilities. Enter into any guaranty agreement whereby Borrower guaranties payment or performance of any indebtedness or obligations of any Person other than a Subsidiary; nor assume any contingent liability of any kind or character whatsoever other than that of a Subsidiary.
     SECTION 7.09 Debt. Enter into any capitalized leases or incur any indebtedness, whether direct or contingent, other than trade payables, equipment leases and normal accrued expenses which arise under normal operation of Borrower’s business.
     SECTION 7.10. Transfer and Change of Location of Collateral. Transfer or permit the transfer to another location not currently owned or leased by Borrower, of any of the Collateral or the books and records related to any of the Collateral. Borrower shall provide, at any time and from time to time, written lists of the location of Collateral within thirty (30) days after Bank’s request.
     SECTION 7.11. Change of Borrower’s Name. Change Borrower’s name without giving twenty (20) Business Days prior written notice to the Bank.

     SECTION 7.12 Foreign Asset Purchases. Use any of the Revolving Line of Credit Facility in excess of $5,000,000.00 to purchase foreign Assets or direct any Advances under the Revolving Line of Credit Facility in excess of $5,000,000.00 to Borrower’s foreign Subsidiaries.
ARTICLE VIII
FINANCIAL COVENANTS
     SECTION 8.01. Maximum Total Liabilities to Tangible Net Worth. The Borrower shall maintain on a consolidated basis determined quarterly during the term of this Agreement a ratio of Debt to Tangible Net Worth of not more than 1.5 to 1.0.
     SECTION 8.02. Minimum EBIT to Interest Expenses. The Borrower shall maintain on a consolidated basis determined quarterly during the term of this Agreement a minimum EBIT to Interest Expense Ratio of 1.1 to 1.0.
     SECTION 8.03. Maximum Leverage Ratio. The Borrower shall maintain on a consolidated basis during the term of this Agreement a maximum ratio of Funded Debt to EBIDTA of less than 2.5 to 1.0. Compliance with this covenant shall be determined quarterly on a rolling four quarters basis.
     SECTION 8.04. Banking Deposit Relationship. Borrower shall, during the term of this Agreement, maintain its primary domestic depository accounts with the Bank.
ARTICLE IX
EVENTS OF DEFAULT
     SECTION 9.01. Events of Default. The occurrence of any of the following events shall constitute an Event of Default:
     (l) The Borrower should fail to pay the principal of or interest on the Note, or any fee, as and when due and payable;
     (2) Any representation or warranty made or deemed made by the Borrower in this Agreement or which is contained in any guaranty, certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;
     (3) Borrower shall fail to perform or observe in any material respect any term, covenant, or agreement or shall default under any material provision contained in any Loan Document including, without limitation, the financial reporting requirements in Article VI and the financial covenants in Article VIII of this Agreement which are expressly deemed to be material;

     (4) Borrower or any Subsidiary shall (a) fail to pay any indebtedness for borrowed money in excess of $50,000.00 (other than the Note), or any interest or premium thereon, when due or within any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (b) fail to perform or observe any material term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure of payment or to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;
     (5) Borrower or any Subsidiary (a) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of sixty (60) days or more; or (e) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more;
     (6) One or more judgments, decrees, or orders for the payment of money in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate shall be rendered against Borrower or any Guarantor and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;
     (7) Borrower or any Subsidiary shall in any material respect fail to comply with any statute, rule, regulation, ordinance, order, or other law or judicial decree regarding such Borrower, its premises or assets;
     (8) Borrower defaults under any Other Agreements and such default continues beyond any applicable cure period provided therein;
     (9) Any foreclosure, execution or attachment shall be instituted or levied against the Collateral, or any part thereof, and such foreclosure, execution or attachment shall not be dismissed, set aside, discharged or stayed within thirty (30) days after the same shall have been levied; or
     (10) If Borrower’s existence shall be liquidated, dissolved or terminated, or Borrower shall suspend or terminate a substantial portion of its business operations.

     SECTION 9.02. Action if Bankruptcy. If any Event of Default described in Section 9.01 (5) shall occur, the Commitment (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the outstanding Loan and Advances and all other obligations of the Borrower under the Loan Documents shall automatically be and become immediately due and payable, without notice or demand or presentment and the Bank shall, subject to limitations imposed by laws relating to bankruptcy, moratorium and equitable limitations on enforcement of creditors’ rights generally, pursue any and all rights of the Bank under the Loan Documents including, without limitation, foreclosure as to any and all pledged Collateral.
     SECTION 9.03. Action if Other Event of Default. Upon the occurrence of any of the events described in Section 9.01 (2), (3), (4) or (6) through (10), the Borrower shall have thirty (30) days after receipt of written notice from the Bank (which may be given by facsimile) within which to effect a cure. If any Event of Default (other than any Event of Default described in Section 9.01 (5) shall occur for any reason, whether voluntary or involuntary, and be continuing after any applicable cure period, then, and in any such event, the Bank may: (l) declare its obligations under this Agreement to be terminated, whereupon the same shall forthwith terminate; (2) declare the Note, all interest thereon, and all other amounts payable under this Agreement and the Loan Documents to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; and (3) pursue any and all rights of the Bank under the Loan Documents including, without limitation, foreclosure as to any and all pledged Collateral.
     SECTION 9.04. Specific Rights With Regard to Collateral. In addition to all other rights and remedies provided hereunder or as shall exist at law or in equity from time to time upon occurrence of an Event of Default, the Bank may (but shall be under no obligation to), without notice to the Borrower, and the Borrower hereby irrevocable appoints the Bank as its attorney-in-fact, with power of substitution, in the name of the Bank or in the name of the Borrower or otherwise, for the use and benefit of the Bank, but at the cost and expense of the Borrower and without notice to Borrower, upon the occurrence of an Event of Default:
(i)	request any lessee under any Lease to make payments directly to the Bank to the extent such payments are not already being made directly to the Bank, with the Bank taking control of the cash and non-cash proceeds thereof;

(ii)	compromise, extend or renew any of the Collateral or deal with the same as Bank may deem advisable subject to government tax liens in respective states and municipalities;

(iii)	make exchanges, substitutions or surrenders of all or any part of the Collateral;

(iv)	copy, transcribe or remove from any place of business of Borrower any of Borrower’s Books, records, ledger sheets, correspondence, invoices and documents in any way relating to or evidencing any of the Collateral or without cost or expense to the Bank make such use of any of Borrower’s places of business as may be reasonably necessary to administer, control, and collect the Collateral;

(v)	repair, alter or supply goods if necessary to fulfill in whole or in part the purchase order of any Account debtor;

(vi)	demand, collect, receipt for and give renewals, extensions, discharges and releases of any of the Collateral;

(vii)	institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon any of the Collateral;

(viii)	settle, renew, extend, compromise, compound, exchange or adjust claims in respect of any of the Collateral or any legal proceedings brought in respect thereof;

(ix)	endorse or sign the name of the Borrower upon any items of payment, certificates of title, instruments, securities, stock powers, documents, documents of title, or other writing relating to or part of the Collateral including, without limitation, on any Proof of Claim in Bankruptcy against an Account debtor;

(x)	take any other action necessary or beneficial to realize upon or dispose of the Collateral.
ARTICLE X
MISCELLANEOUS
     SECTION 10.01. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     SECTION 10.02. Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is party shall be in writing (including facsimile) and mailed or delivered, if to the Borrower, at 1500 West University Parkway, Sarasota, FL 34243, Attention: Chief Financial Officer, Fax No. (941) 362- 1268; and if to the Bank, at its address at 4401 W. Kennedy Blvd., Suite 300, Tampa, FL 33609, Attention: John A. Marian, with copy to DLA Piper Rudnick Gray Cary US LLP, 101 E. Kennedy Blvd., Suite 2000, Tampa, FL 33602, Attention: Michael A. Bedke, Esq.; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.02. All such notices and communications shall, when mailed or delivered, be effective when deposited in the mails or delivered to the courier service, respectively, addressed as aforesaid, except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank. Notices sent by facsimile shall be deemed to be effective upon machine confirmation of receipt.

     SECTION 10.03. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right, power, or remedy under any Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any rights under any Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
     SECTION 10.04. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is party without the prior written consent of the Bank.
     SECTION 10.05. Costs, Expenses, and Taxes. The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of any of the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank, with respect thereto and with respect to advising the Bank as to its rights and responsibilities under any of the Loan Documents, and all costs and expenses, if any, in connection with the enforcement of any of the Loan Documents. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agree to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
     SECTION 10.06. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Note or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Note or such other Loan Document and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section 10.06 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.
     SECTION 10.07. Governing Law and Venue. This Agreement and the Note and all Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Florida. Any suit brought under or relating to this Agreement, the Note or any Loan Document shall be brought exclusively in a court of competent jurisdiction in Hillsborough County, Florida. The foreign Borrowers expressly agree to and hereby do (i) submit to personal jurisdiction and venue in the United States District Court in and for the Middle District of Florida, and (ii) hereby appoint Sun Hydraulics Corporation as their respective agent in the United States of America for the purpose of receipt of service of process on the foreign Borrowers, in each case of (i) and (ii) for any action arising under or in any way relating to the Loan Documents notwithstanding any provision to the contrary contained in any Loan Document. The prevailing party in any action brought under or relating to this Agreement, the Note or any Loan Document shall be entitled to recover its reasonable attorneys’ fees, paralegal’s fees and costs of suit, including fees and costs on appeal and in bankruptcy proceedings.
     SECTION 10.08. Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 10.09. Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.
     SECTION 10.10. Waiver of Jury Trial. As an important inducement to the Bank to enter this Agreement, Borrower and Bank each waive the right to trial by jury in any action arising under or in any way related to this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FIFTH THIRD BANK		SUN HYDRAULICS CORPORATION,
a Florida corporation

By:	/s/ John A. Marian	By:	/s/ Tricia Fulton

	Name: John A. Marian		Name:	Tricia Fulton

	Title: Vice President		Title:	Corp. Finance